Oppenheimer Global Strategic Income Fund
NSAR Exhibit – Item 77I

Oppenheimer Global Strategic Income Fund (the "Registrant"), which offers share Classes A, B, C, N and Y began offering Class I shares on January 27, 2012.  Post−Effective Amendment No. 41 to the Registrant's Registration Statement, Accession Number 0000728889-12-000087, which includes the terms of Class I shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N−SAR.